Exhibit (8)(BI)

FIRST AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This First Amendment to Administrative Services Agreement (“Amendment”) is entered into as of April 28, 2007 by and among Legg Mason Investor Services, LLC, (the “Distributor”), and TIAA-CREF Life Insurance Company, (the “Company” or “You”).

WHEREAS, the parties desire to amend the agreement to reflect the name change of the Trust Entities and the Fund names;

WHEREAS, the parties entered into a Administrative Services Agreement dated February, 2006, (the “Agreement”);

WHEREAS, the parties desire to amend Schedule A to the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

1. Schedule A of the Agreement shall be deleted in its entirety and replaced with Schedule A attached hereto.

2. Other Terms.

Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment.

IN WITNESS WHEREOF, You and Distributor have caused this Amendment to be executed and delivered as of the date first above written.

Legg Mason Investor Services, LLC		TIAA-CREF Life Insurance Company

By:	/s/ Joel Sauber	By:	/s/ Gregory E. Smith
Name:	Joel Sauber	Name:	Gregory E. Smith
Title:	Managing Director	Title:	Vice President
Date:	4/10/07	Date:	3/7/2007

SCHEDULE A

Old Fund Name	New Fund Name	Cusip/Class	Administrative Services Fees
High Yield Bond Fund	Legg Mason Partners Variable Global High Yield Bond Portfolio	52467K839 Class I	25 bps

Small Cap Growth Fund	Legg Mason Partners Variable Small Cap Growth Portfolio	52467M843 Class I	25 bps

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